UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Genworth Financial, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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In connection with Genworth Financial Inc.’s (“Genworth”) 2005 annual meeting of stockholders, Genworth confirmed the following:

On page 234 of the prospectus relating to the March 2005 secondary offering of Genworth’s Class A Common Stock, there is a discussion of GE’s intentions with regard to its future disposition of shares of Genworth. This disclosure reads as follows:

“Upon completion of this offering and the [concurrent] stock repurchase, GE will beneficially own approximately 52% of our outstanding common stock (consisting of 100% of our outstanding shares of Class B Common Stock and no shares of Class A Common Stock). This offering and the stock repurchase are part of GE’s plan to dispose of more than 50% by value of its interest in us. GE’s transfer of assets to us in our corporate reorganization has been structured to qualify for the election under section 338 of the Internal Revenue Code, and GE has received a ruling from the U.S. Internal Revenue Service that the transfer will qualify for that election provided that certain conditions are met. Among those conditions is that GE must complete its disposition of more than 50% by value of its interest in our company within two years after the completion of the IPO. GE has informed us that its failure to satisfy this condition and to qualify for the tax election would result both in significant additional tax liability for GE and in elimination of the section 338 benefit (and Genworth’s associated liability) that is the subject of [a Tax Matters Agreement entered into with GE at the time of the IPO] … Accordingly, GE has informed us that it fully intends to and expects to meet this condition and has adopted a Plan of Divestiture under which it will effect the divestiture of more than 50% of our stock. GE has informed us that it intends to implement methods that it deems suitable to divest of our common stock in order to carry out the Plan of Divestiture and to satisfy this divestiture condition.”

Assuming that GE reduces its ownership to less than 50% as indicated above, Genworth expects, based on discussions with GE and with members of the Nominating and Corporate Governance Committee of Genworth’s Board of Directors, that a majority of the members of its Board of Directors will be independent (as defined by New York Stock Exchange listing rules and by Genworth’s publicly available Governance Principles) by the completion of Genworth’s 2006 annual meeting of stockholders.

In addition, Genworth confirms that Michael D. Fraizer will not stand for reelection to Genworth’s Nominating and Corporate Governance Committee at the May 19, 2005 meeting of Genworth’s Board of Directors.

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